CALCULATION AGENCY AGREEMENT
                                     Between
                            FIRST UNION NATIONAL BANK
                                       and
                             FIRST UNION CORPORATION


                  This Calculation Agency Agreement (the "Agreement"), dated as of April 23, 1998, is made between FIRST UNION CORPORATION (the "Company") and FIRST UNION NATIONAL BANK (the "Calculation Agent").

                  The Company proposes to issue and sell its 6.30% Putable/Callable Subordinated Notes Due April 15, 2028 (the "Notes"), described in a Prospectus Supplement dated April 16, 1998 (the "Prospectus Supplement"), to the Prospectus dated September 5, 1997 (the "Prospectus"), and issued pursuant to an Indenture, dated as of March 15, 1986, between the Company and Harris Trust and Savings Bank, as successor Trustee (the "Trustee"), as amended and supplemented by supplemental indentures, dated as of August 1, 1990, November 15, 1992 and February 7, 1996 (as so amended and supplemented, the "Indenture"), in an aggregate principal amount of $200,000,000. The Notes will be issued and the terms thereof established in accordance with the Indenture, the form of Global Note (the "Form of Note"), the Prospectus Supplement and the Prospectus included in the registration statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") (Registration No. 333-34151). The Company may from time to time file with the Commission one or more post-effective amendments to such registration statement, or amended or supplemented prospectuses, or additional registration statements and prospectuses relating to the Notes. The interest rate on the Notes will be 6.30% upon issuance and may be reset in accordance with the Form of Note attached hereto as Appendix A. Capitalized terms used but not defined herein shall have the same meanings as in the Form of Note.

                  SECTION 1. Appointment of Calculation Agent. The Company hereby appoints First Union National Bank as the Calculation Agent for the purpose of calculating the Coupon Reset Rate, the Floating Coupon Reset Rate and the New Coupon Reset Rate (each as defined in the Form of Note) and of making the other calculations and determinations, and of giving the notices and conducting the other activities and obligations called for, by the Calculation Agent, all as






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provided in and in accordance with the provisions of the
Form of Note and this Agreement.

                  SECTION 2. Status of Calculation Agent. Any acts taken by the Calculation Agent under this Agreement or in connection with any Notes, including, specifically, but without limitation, the calculation of any interest rate for the Notes, shall be deemed to have been taken by the Calculation Agent solely in its capacity as an agent acting on behalf of the Company and shall not create or imply any obligation to, or any agency or trust relationship with, any of the owners or holders of the Notes.

                  SECTION 3. Rights and Liabilities of the Calculation Agent. The Calculation Agent shall incur no liability for, or in respect of, any action taken, omitted to be taken or suffered by it in reliance upon any certificate, affidavit, instruction, notice, request, direction, order, statement or other paper, document or communication reasonably believed by it to be genuine. Any order, certificate, affidavit, instruction, notice, request, direction, statement or other communication from the Company made or given by it and sent, delivered or directed to the Calculation Agent under, pursuant to, or as permitted by, any provision of this Agreement shall be sufficient for purposes of this Agreement if such communication is in writing and signed by any officer or attorney-in-fact of the Company. The Calculation Agent may consult with counsel satisfactory to it and the advice of such counsel shall constitute full and complete authorization and protection of such Calculation Agent with respect to any action taken, omitted to be taken or suffered by it hereunder in good faith and in accordance with and in reliance upon the advice of such counsel.

                  SECTION 4. Right of Calculation Agent to Own Notes. The Calculation Agent, in its individual capacity, and its officers, employees and shareholders, may buy, sell, hold and deal in the Notes and may exercise any vote or join in any action which any holder of the Notes may be entitled to exercise or take as if it were not the Calculation Agent. The Calculation Agent, in its individual capacity as such, may also engage in or have an interest in any transaction with the Company or its affiliates as if it were not the Calculation Agent.



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                  SECTION 5. Duties of Calculation Agent. In acting under this
Agreement in connection with the Notes, the Calculation Agent shall be obligated only to perform such duties as are specifically set forth herein or in the Form of Note and no other duties or obligations on the part of such Calculation Agent, in its capacity as such, shall be implied by this Agreement. In acting under this Agreement, the Calculation Agent (in its capacity as such) assumes no obligation towards, or any relationship of agency or trust for or with, the holders of the Notes.

                  SECTION 6. Resignation of the Calculation Agent. (a) The Calculation Agent may at any time resign as Calculation Agent by giving written notice to the Company (with a copy to the Trustee) of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall not be earlier than 30 days after the receipt of such notice by the Company, unless the Company agrees in writing to accept less notice. The Company may remove the Calculation Agent at any time by filing with the Calculation Agent (with a copy to the Trustee) any instrument in writing signed on behalf of the Company and specifying such removal, the reasons for such removal and the date when such removal is intended to become effective. Such resignation or removal shall take effect upon the date of the appointment by the Company, as hereinafter provided, of a successor Calculation Agent. If at least 60 days after notice of resignation or removal has been given a successor Calculation Agent has not been appointed, the Calculation Agent may petition a court of competent jurisdiction to appoint a successor Calculation Agent. A successor Calculation Agent shall be appointed by the Company by an instrument in writing signed on behalf of the Company and the successor Calculation Agent. Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment, the Calculation Agent so superseded shall cease to be such Calculation Agent hereunder. Upon its resignation or removal, the Calculation Agent shall be entitled to the reimbursement of all reasonable out-of-pocket expenses incurred in connection with the services rendered hereunder by it as Calculation Agent.

                  (b) Any successor Calculation Agent appointed hereunder shall execute and deliver to its predecessor, the Company and the Trustee an instrument accepting such appointment hereunder and agreeing to perform the functions


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and obligations of the Calculation Agent under the Notes and the obligations of the Calculation Agent under this Agreement and to be bound by this Agreement and, to the extent relating to it, the Form of Note, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as such Calculation Agent hereunder, and such predecessor Calculation Agent, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive and the predecessor Calculation Agent shall provide, copies of any relevant records maintained by such predecessor Calculation Agent.

                  (c) Any corporation, partnership, limited liability company or other entity into which the Calculation Agent may be merged or converted or with which the Calculation Agent may be consolidated, or any corporation, partnership, limited liability company or other entity resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, shall, to the extent permitted by applicable law, be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto provided that such successor Calculation Agent shall assume, or be deemed to have assumed, all of the obligations and liabilities of its predecessor under this Agreement and, to the extent relating to it, under the Form of Note. Notice of any such merger, conversion, consolidation or sale shall forthwith be given to the Company and the Trustee.

                  (d) The indemnity, reimbursement and other provisions of this Agreement will survive any resignation or removal of the Calculation Agent. The agreements of the parties set forth herein will be binding upon and inure to the benefit of their respective successors.

                  SECTION 7. No Purchase of the Notes by the Company. Notwithstanding any provision to the contrary set forth in the Indenture, the Company will not purchase any Notes in the open market, by tender offer, in a private transaction or otherwise, except pursuant to any purchase obligation it may have under the Notes, with the prior


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consent of the Callholder or pursuant to the terms of the
Notes.

                  SECTION 8. Book-entry Notes. Notwithstanding any provision to the contrary set forth in the Notes or the Indenture, the Company (i) will use its reasonable best efforts to maintain the Notes in book-entry form with The Depository Trust Company ("DTC") or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the Notes in book-entry form and (ii) will waive any discretionary right it otherwise has under the Indenture to cause the Notes to be issued in certificated form. The Company will perform its obligations, and pursue its rights against DTC, under the DTC Letter of Representations dated April 23, 1998 among the Company, First Union National Bank and DTC.

                  SECTION 9. No Amendment of Notes or Indenture. Notwithstanding any provision to the contrary set forth in the Indenture, the Company will not cause or permit the provisions of any Note (or the Indenture, as it relates to any Note) to be modified in any way without the prior consent of the Callholder.

                  SECTION 10. Indemnification. The Company shall indemnify and hold harmless First Union National Bank, or any successor Calculation Agent thereof, and their respective officers and employees from and against all actions, claims, damages, liabilities and losses, and costs and expenses related thereto (including but not limited to reasonable legal fees and costs) relating to or arising out of actions or omissions in any capacity hereunder, except actions, claims, damages, liabilities, losses, costs and expenses caused by the bad faith, gross negligence or wilful misconduct of First Union National Bank, or any successor Calculation Agent, or their respective officers or employees. This Section shall survive the termination of the Agreement and the payment in full of all obligations under the Notes, whether by redemption, repayment or otherwise.

                  SECTION 11. Notices. Any notice or other communication required to be given hereunder shall be delivered in person, sent by letter, telecopy or telex or communicated by telephone (subject, in the case of communication by telephone, to written confirmation dispatched within twenty-four (24) hours) to the addresses


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given below or such other address as each party hereto may subsequently designate in writing.

To the Company:

                           First Union Corporation
                           One First Union Center
                           Charlotte, NC 28288
                           Attention: Kenneth R. Stancliff

                           Telephone No.: (704) 374-4269
                           Telecopy No.: (704) 374-2250

To the Trustee:

                           Harris Trust and Savings Bank
                           311 West Monroe Street
                           Chicago, IL  60606
                           Attention: Corporate Trust Division

                           Telephone No.: (312) 461-2908
                           Telecopy No.: (312) 461-3525

To the Calculation Agent:

                           First Union National Bank
                           One First Union Center
                           Charlotte, NC 28288
                           Attention: Ross Jeffries

                           Telephone No: (704) 374-3234
                           Telecopy No.: (704) 374-3105

Any notice hereunder given by telecopy or telex shall be deemed to have been given when transmitted. Any notice hereunder given by letter shall be deemed to have been given five business days after mailing such notice.

                  SECTION 12. Benefit of Agreement. Except as provided herein, this Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof. The terms "successors" and "assigns" shall not include any purchasers of any Notes merely because of such purchase.



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                  SECTION 13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements entered into and performed in such State.

                  SECTION 14. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provision of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstances or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

                  SECTION 15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same instrument.

                  SECTION 16. Amendments. This Agreement may be amended by any instrument in writing executed and delivered by each of the parties hereto.






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                  IN WITNESS WHEREOF, this Agreement has been entered into as of the 23rd day of April, 1998.


                                             FIRST UNION CORPORATION



                                             By: /s/ Kenneth R. Stancliff
                                                ---------------------------
                                                Name:  Kenneth R. Stancliff
                                                Title: Senior Vice President


                                             FIRST UNION NATIONAL BANK



                                             By: /s/ Robert L. Andersen
                                                ---------------------------
                                                Name:  Robert L. Andersen
                                                Title: Senior Vice President



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                                   Appendix A

                                 (Form of Note)










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